ASSET PURCHASE AGREEMENT

      This Agreement (this "AGREEMENT") is dated as of November 21, 1997, by and among Clearview Cinema Group, Inc., a Delaware Corporation ("CCG"); CCC Succasunna Cinema Corp., a Delaware corporation ("SUCCASUNNA PURCHASER"); CCC Parsippany Cinema Corp., a Delaware corporation ("PARSIPPANY PURCHASER"; Parsippany Purchaser and Succasunna Purchaser collectively, the "Purchasers"); F&N Cinema, Inc., a New Jersey corporation ("PARSIPPANY Seller"); Roxbury Cinema, Inc., a New Jersey corporation, ("SUCCASUNNA SELLER"; Parsippany Seller and Succasunna Seller collectively, the "Sellers"); and John Nelson, Pamela Ferman and Seth Ferman (collectively, the "STOCKHOLDERS").

      The Sellers currently own and operate the Theaters, as hereinafter defined.

      The Sellers desire to sell to the Purchasers, and the Purchasers desire to purchase from the Sellers, substantially all of the assets (including the Leases (as hereinafter defined)) owned or held by the Sellers and utilized in the operation of the Theaters, upon the terms and subject to the conditions set forth below.

      In consideration of the representations, warranties, covenants, and agreements contained in this Agreement, the parties, each intending to be legally bound hereby, agree as set forth below:

                                   ARTICLE I.
                            DEFINITIONS; CONSTRUCTION

      1.1. DEFINITIONS. As used in this Agreement, the following terms have the meanings specified in this Section. All accounting terms not specifically defined herein shall be construed in accordance with GAAP.

      "12-31-96 BALANCE SHEET" has the meaning given that term in Section 3.4.

      "AFFILIATE" means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Person.

      "AGREEMENT" means this Agreement, as it may be amended from time to time.

      "ASSUMED LIABILITIES" has the meaning given that term in Section 2.4.

      "BENEFIT PLAN" has the meaning given that term in Section 3.19(a).

      "BUSINESS" means business of the operation of the Theaters conducted by Sellers.

      "CCG" has the meaning given that term in the heading of this Agreement.

      "CCG SHARES" means the shares of Common Stock of CCG being delivered by Purchasers to Sellers pursuant to this Agreement.

      "CERCLIS" means the Comprehensive Environmental Response Compensation Liability Information System List pursuant to Superfund.

      "CLOSING" has the meaning given that term in Section 2.8.

      "CLOSING DATE" has the meaning given that term in Section 2.8.

      "CODE" means the Internal Revenue Code of 1986, as amended, and the applicable rulings and regulations thereunder.

      "CONTRACT" and "CONTRACTS" have the respective meanings given those terms in Section 3.10.

      "DAMAGES" has the meaning given that term in Section 7.5.

      "DEFINED BENEFIT PLAN" has the meaning given that term in Section 3.19(e).

      "ENCUMBRANCE"  means  any  mortgage,   deed  of  trust,  pledge,  security
interest, encumbrance, option, right of first refusal, agreement of sale, adverse claim, easement, lien, lease, assessment, restrictive covenant, encroachment, right-of-way, burden or charge of any kind or nature whatsoever or any item similar or related to the foregoing.

      "ENVIRONMENTAL LAW" means any applicable Law relating to public health and safety or protection of the environment, including common law nuisance, property damage and similar common law theories.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the applicable rulings and regulations thereunder.

      "FINANCIAL STATEMENTS" has the meaning given that term in Section 3.4.

      "GAAP" means United States generally accepted accounting principles.

      "GOVERNING DOCUMENTS" means, with respect to any Person who is not a natural Person, the certificate or articles of incorporation, bylaws, deed of trust, formation or governing agreement and other charter documents or organization or governing documents or instruments of such Person.

      "GOVERNMENTAL BODY" means any court, government (federal, state, local or foreign), department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority or instrumentality.

      "INDEMNIFICATION   ESCROW  AGREEMENT"  means  the  indemnification  escrow
agreement attached as Exhibit A.

      "INDEMNIFICATION ESCROW FUND" has the meaning given that term in Section 2.6.

      "INDEMNIFIED PARTY" has the meaning given that term in Section 7.5.

      "INDEMNIFYING PARTY" has the meaning given that term in Section 7.5.

      "INTELLECTUAL PROPERTY" has the meaning given that term in Section 3.18.

      "IRS" means the Internal Revenue Service.

      "KNOWLEDGE" as to any person means, as to a natural person, the actual knowledge of such person and, as to any other person, the actual knowledge of an executive officer of such person.

      "LANDLORDS' CONSENTS" means the consent of the respective landlords as provided for in the Succasunna Lease and the Parsippany Lease.

      "LAW" means any applicable federal, state, municipal, local or foreign statute, law, ordinance, rule, regulation, judgment or order of any kind or nature whatsoever including any public policy, judgment or order of any Governmental Body or principle of common law.

      "LEASES" means the Succasunna Lease and the Parsippany Lease, collectively.

      "LIABILITIES" with respect to any Person, means all debts, liabilities and obligations of such Person of any nature or kind whatsoever, whether or not due or to become due, accrued, fixed, absolute, matured, determined, determinable or contingent and whether or not incurred directly by such Person or by any predecessor of such Person, and whether or not arising out of any act, omission, transaction, circumstance, sale of goods or service or otherwise.

      "LITIGATION" has the meaning given that term in Section 3.9.

      "MULTIEMPLOYER PLAN" has the meaning given that term in Section 3.19(f).

      "OTHER AGREEMENTS" means each other agreement or document to be executed and delivered in connection with the transactions contemplated by this Agreement on or before Closing, including the Promissory Notes.

      "PARSIPPANY BALANCE SHEET" means the balance sheet of Parsippany Seller dated 9-30-97 attached as "Exhibit B".

      "PARSIPPANY CONTRACTS" has the meaning given that term in Section 2.2(b).

      "PARSIPPANY LEASE" means the lease agreement attached as "Exhibit C".

      "PARSIPPANY PURCHASED ASSETS" has the meaning given that term in
Section 2.2.

      "PARSIPPANY PURCHASER" has the meaning given that term in the heading of this Agreement.

      "PARSIPPANY SECURITY DEPOSIT" means the limited Guarantee of Lease executed and delivered by John Nelson and Robert Ferman in accordance with paragraph 19 of the Parsippany Lease.

      "PARSIPPANY SELLER" has the meaning given that term in the heading of this Agreement.

      "PARSIPPANY THEATER" means the 12 screen movie theater operated by Parsippany Seller at the location set forth in the Parsippany Lease.

      "PERMIT" and "PERMITS" have the respective meanings given those terms in Section 3.11.

      "PERMITTED ENCUMBRANCES" means (i) liens for current taxes not yet due, and (ii) Encumbrances that do not or will not either individually or in the aggregate adversely affect the value of the property encumbered or prohibit or interfere with the operations of the Business, and (iii) with respect to the Succasunna Lease the R.C. Leasehold Mortgage.

      "PERSON" means and includes a natural person, a corporation, an association, a partnership, a limited liability company, a trust, a joint venture, an unincorporated organization, a business, any other legal entity, or a Governmental Body.

      "PROMISSORY NOTE A" means the $4 million 10 1/2 % Promissory Note of the Purchasers in substantially the form of "Exhibit D".

      "PROMISSORY NOTE B" means the $2 million 10 1/2 % Promissory Note of the Purchasers in substantially the form of "Exhibit E".

      "PROMISSORY NOTES" means the Promissory Note A and the Promissory Note B, collectively.

      "PURCHASE PRICE" has the meaning given that term in Section 2.5.

      "PURCHASED   ASSETS"  means  the  Succasunna   Purchased  Assets  and  the
Parsippany Purchased Assets, collectively.

      "PURCHASERS" has the meaning given that term in the heading of this Agreement.

      "PURCHASERS DAMAGES" has the meaning given that term in Section 7.2.

      "PURCHASERS INDEMNITEES" has the meaning given that term in Section 7.2.

      "QUALIFIED PLAN" has the meaning given that term in Section 3.19(d).

      "REAL PROPERTY" has the meaning given that term in Section 3.12.

      "R.C. LEASEHOLD MORTGAGE" means that Leasehold Mortgage made by Cinema 10, Inc. to Robert Ferman, Harold Taylor and Louis Allerhand dated July 1, 1969, recorded August 18, 1970 in the Morris County Clerk's Office in Mortgage Book 1286 page 854 as modified by various amendments and agreements including but not limited to that certain Agreement dated June 28, 1985 between the Succasunna Seller and Robert Ferman, Harold Taylor and Louis Allerhand.

      "REGULATED MATERIAL" means any hazardous substance as defined by any Environmental Law and any other material regulated by any applicable Environmental Law, including petroleum, petroleum-related material, crude oil or any fraction thereof, polychlorinated biphenyls, and any friable asbestos.

      "RELATED PARTY" means (i) Sellers, (ii) any Affiliate of Sellers, (iii) any officer or director of any Person identified in clauses (i) or (ii) preceding, and (iv) any spouse, sibling, ancestor or lineal descendant of any natural Person identified in any one of the preceding clauses.

      "RETAINED ASSETS" has the meaning given that term in Section 2.3.

      "RETAINED LIABILITIES" has the meaning given that term in Section 2.4.

      "SECURITIES ACT" means the U.S. Securities Act of 1933, as amended.

      "SELLERS" has the meaning given that term in the heading of this Agreement.

      "SELLERS DAMAGES" has the meaning given that term in Section 7.3.

      "SELLERS GROUP" has the meaning given that term in Section 3.19(b).

      "SELLERS INDEMNITEES" has the meaning given that term in Section 7.3.

      "SELLER PLAN" has the meaning given that term in Section 3.19(a).

      "SOLD TICKETS" has the meaning given that term in Section 2.5.

      "STOCKHOLDERS" has the meaning given that term in the heading of this Agreement.

      "SUCCASUNNA BALANCE SHEET" means the balance sheet of Succasunna Seller attached as "Exhibit F".

      "SUCCASUNNA CONTRACTS" has the meaning given that term in Section 2.1(b).

      "SUCCASUNNA LEASE" means the lease agreement attached as "Exhibit G".

      "SUCCASUNNA PURCHASED ASSETS" has the meaning given that term in Section 2.1.

      "SUCCASUNNA PURCHASER" has the meaning given that term in the heading of this Agreement.

      "SUCCASUNNA SELLER" has the meaning given that term in the heading of this Agreement.

      "SUCCASUNNA THEATER" means the 10 screen movie theater operated by Succasunna Seller at the location set forth in the Succasunna Lease.

      "SUPERFUND" means the Comprehensive Environmental Response Compensation and Liability Act of 1980, 42 U.S.C. Sections 6901 et seq., as amended.

      "TAX" means any domestic or foreign federal, state, county, local or foreign tax, levy, impost or other charge of any kind whatsoever, including any interest or penalty thereon or addition thereto, whether disputed or not.

      "TAX RETURN" means any return, declaration, report, claim for refund, or information return or statement relating to any Tax, including any schedule or attachment thereto, and including any amendment thereof.

      "TCI" has the meaning given that term in Section 6.1(h).

      "THEATERS" means the Parsippany Theater and the Succasunna Theater, collectively.

      "VOTING TRUST AGREEMENT" means the Voting Trust Agreement in the form of "Exhibit H".

      1.2. CONSTRUCTION.  As used herein, unless the context otherwise requires:
(i)  references to "Article" or "Section"  are to an article or section  hereof;
(ii) all "Exhibits" and "Schedules" referred to herein are to Exhibits and Schedules attached hereto and are incorporated herein by reference and made a part hereof; (iii) "include," "includes" and "including" are deemed to be followed by "without limitation" whether or not they are in fact followed by such words or words of like import; and (iv) the headings of the various articles, sections and other subdivisions hereof are for convenience of reference only and shall not modify, define or limit any of the terms or provisions hereof.

                                   ARTICLE II.
                                PURCHASE AND SALE

      2.1. PURCHASE AND SALE OF SUCCASUNNA ASSETS. At the Closing, Succasunna Seller shall sell, convey and transfer to Succasunna Purchaser, and Succasunna Purchaser shall purchase from Succasunna Seller, all of Succasunna Seller's properties and business as a going concern and goodwill and assets of every kind, nature and description existing on the Closing Date, wherever such assets are located and whether real, personal or mixed, tangible or intangible, in electronic form or otherwise, and whether or not any of such assets have any value for accounting purposes or are carried or reflected on or specifically referred to in its books or financial statements, except those assets specifically excluded pursuant to Section 2.3, free and clear of all Encumbrances other than Permitted Encumbrances. Except as excluded pursuant to
Section 2.3, the properties, business, goodwill and assets of Succasunna Seller to be transferred hereunder (collectively, the "SUCCASUNNA PURCHASED ASSETS") shall include but not be limited to the following:

      (a) All of Succasunna Seller's furniture, fixtures, equipment, and concession stands, including the items listed on Schedule 2.1(a);

      (b) All of Succasunna Seller's rights under the Succasunna Lease and all of Succasunna Seller's rights under all other leases, contracts, agreements and purchase and sale orders (collectively, the "SUCCASUNNA CONTRACTS") including any and all of Succasunna Seller's rights in and to the telephone numbers currently used for the Succasunna Theater;

      (c) All of Succasunna Seller's goodwill and rights in and to the name of the Succasunna Theater and in any other tradename, trademark, fictitious name or service mark, or any variant of any of them, and any applications therefor or registrations thereof, and any other forms of Intellectual Property; and

      (d) To the extent not described above, all of the assets reflected on the Succasunna Balance Sheet.

      2.2. PURCHASE AND SALE OF PARSIPPANY ASSETS. At the Closing, Parsippany Seller shall sell, convey and transfer to Parsippany Purchaser, and Parsippany Purchaser shall purchase from Parsippany Seller, all of Parsippany Seller's properties and business as a going concern and goodwill and assets of every kind, nature and description existing on the Closing Date, wherever such assets are located and whether real, personal or mixed, tangible or intangible, in electronic form or otherwise, and whether or not any of such assets have any value for accounting purposes or are carried or reflected on or specifically referred to in its books or financial statements, except those assets specifically excluded pursuant to Section 2.3, free and clear of all Encumbrances other than Permitted Encumbrances. Except as excluded pursuant to
Section 2.3, the properties, business, goodwill and assets of Parsippany Seller to be transferred hereunder (collectively, the "PARSIPPANY PURCHASED ASSETS") shall include but not be limited to the following:

      (a)  All  of  Parsippany  Seller's  furniture,   fixtures,  equipment  and
concession stands, including the items listed on Schedule 3.1(a);

      (b) All of Parsippany Seller's rights under the Parsippany Lease and all of Parsippany Seller's rights under all other leases, contracts, agreements and purchase and sale orders (collectively, the "PARSIPPANY CONTRACTS") including any and all of Parsippany Seller's rights in and to the telephone numbers currently used for the Parsippany Theater;

      (c) All of Parsippany Seller's goodwill and rights in and to the name of the Parsippany Theater and in any other tradename, trademark, fictitious name or service mark, or any variant of any of them, and any applications therefor or registrations thereof, and any other forms of Intellectual Property; and

      (d) To the extent not described above, all of the assets reflected on the Parsippany Balance Sheet.

      2.3. RETAINED ASSETS. Sellers shall retain and the Purchased Assets shall not include the following assets: (i) the consideration to be delivered to Sellers pursuant to this Agreement, (ii) Sellers' other rights hereunder, (iii) Sellers' respective minute book, stock book and seal, (iv) all claims, choses in action, causes of action and judgments in respect of any litigation matter and with respect to any other Retained Liability, and (v) all of Sellers' cash in banks, cash equivalents, bank and mutual fund accounts, trade and other notes and accounts receivable, deposits, investments, securities, advance payments, prepaid items and expenses, deferred charges, rights of offset and credits and claims for refund (collectively, the "RETAINED ASSETS").

      2.4.  ASSUMPTION  OF CERTAIN  OBLIGATIONS;  RETAINED  LIABILITIES.  At the
Closing, Succasunna Purchaser shall assume from Succasunna Seller the liabilities and obligations of arising from the Succasunna Lease and the Succasunna Contracts and the R.L. Leasehold Mortgage subject to the provisions of the Indemnification Escrow Agreement. At the Closing, Parsippany Purchaser shall assume from Parsippany Seller the liabilities and obligations of arising from the Parsippany Lease, including the obligations under the Parsippany Security Deposit and the Parsippany Contracts. All of the foregoing named obligations assumed by Purchasers are referred to herein as the "ASSUMED LIABILITIES". Except as expressly provided in this Section, the Purchasers do not and shall not assume or in any way undertake to pay, perform, satisfy or discharge any other liabilities or obligations of the Sellers (the "RETAINED LIABILITIES") and the Sellers shall pay and satisfy when due all Retained Liabilities.

      2.5. PURCHASE PRICE; CASH; ETC. The aggregate purchase price for all of the Purchased Assets shall be $18,500,000, plus the assumption of the Assumed Liabilities (the "PURCHASE PRICE"). Each Purchaser shall purchase petty cash on hand at the Theaters at the close of business on the date immediately preceding the Closing Date, the purchase price of cash to be face value, subject to a physical count of such cash by each Purchaser and each Seller. Purchasers shall honor all season passes and presold tickets through December 31, 1997 sold or distributed by Sellers to non-charities prior to Closing, and Purchasers shall honor all season passes and presold tickets through March 31, 1998 sold or distributed by Sellers to charities prior to Closing. If Sellers received any compensation for any such tickets ("SOLD TICKETS"), Sellers shall reimburse Purchasers for all Sold Tickets used at the Theaters after the Closing Date through December 31, 1997 for Sold Tickets used by non-charities and after the Closing Date through March 31, 1998 for Sold Tickets used by charities. Such reimbursement shall occur by January 31, 1998 and April 30, 1998, respectively, upon an accounting thereof by Purchasers.

      2.6. PAYMENT OF PURCHASE PRICE. At Closing, the Purchase Price shall be paid by Purchasers to Sellers as follows:

      (i) wire transfer of federal funds in the amount of $400,000 to be held in Escrow (the "INDEMNIFICATION ESCROW FUND") by Alter Bartfeld & Mantel LLP, as Escrow Agent pursuant to the Indemnification Escrow Agreement;

      (ii) by Purchasers' delivery to Sellers immediately available funds equal to $11,600,000;

      (iii) by Purchasers' delivery to Sellers of CCG's Promissory Note A and Promissory Note B;

      (iv) by Purchasers' delivery to A. Dale Mayo, as trustee of the Voting Trust Agreement, of the CCG Shares, as determined in Section 2.7; and

      (v) by Purchasers' assumption of the Assumed Liabilities pursuant to the Assumption Agreement.

      2.7. CCG SHARES. The CCG Shares to be delivered hereunder shall equal that number of shares of CCG Common Stock equal to the result obtained by dividing $500,000 by the average closing price of the CCG Shares for the ten most recent trading days immediately prior to the Closing Date as reported by the American Stock Exchange; provided, however, that in no event shall the number of CCG Shares delivered pursuant hereto be greater than 45,455 or less than 38,461. The CCG Shares being delivered pursuant hereto shall not be registered under the Securities Act and shall be subject to the Voting Trust Agreement. The Sellers covenant that they will not sell or dispose of the CCG Shares except in accordance with the rules set forth in Rule 144 issued by the Securities and Exchange Commission under the Securities Act and shall not sell, transfer or pledge the CCG Shares in the absence of a registration under the Securities Act or unless CCG receives an opinion of counsel (which may be counsel for CCG) reasonably acceptable to it stating that such sale or transfer is exempt from the registration and prospectus delivery requirements of the Securities Act. The Sellers agree and consent that the certificates representing the CCG Share shall contain the following legend:

      THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SECURITIES MAY NOT BE SOLD, TRANSFERRED OR PLEDGED IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS CLEARVIEW CINEMA GROUP, INC. RECEIVES AN OPINION OF COUNSEL (WHICH MAY BE COUNSEL FOR CLEARVIEW CINEMA GROUP, INC.) REASONABLY ACCEPTABLE TO IT STATING THAT SUCH SALE OR TRANSFER IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT AND THAT SUCH SALE OR TRANSFER IS MADE IN ACCORDANCE WITH THE RULE SET FORTH IN RULE 144 ISSUED BY THE SECURITIES EXCHANGE COMMISSION UNDER SAID ACT.

      2.8. CLOSING. The transfer of the Purchased Assets and the assumption of the Assumed Liabilities contemplated hereby is taking place at a closing (the "CLOSING") at the offices of Kirkpatrick & Lockhart LLP, 1251 Avenue of the Americas, 45th Floor, New York, New York 10020 on the date hereof ("CLOSING DATE").

      2.9. ALLOCATION OF PURCHASE PRICE. The Purchase Price shall be allocated among the Purchased Assets as follows: $500,000 (payable in cash) shall be allocated to furniture, fixtures and equipment for the Succasunna Theater, and $7,000,000 shall be allocated to the remaining assets of the Succasunna Theater; and $3,900,000 (payable in cash) shall be allocated to furniture, fixtures, equipment, and leasehold improvements for the Parsippany Theater, and $7,100,000 shall be allocated to the remaining assets of the Parsippany Theater. Purchasers and Sellers shall report the federal, state and local income and other tax consequences of the purchase and sale contemplated hereby in a manner consistent with such allocation and shall not take any position inconsistent therewith upon examination of any Tax Return, in any refund claim, in any litigation, or otherwise.

      2.10. PRORATION OF EXPENSES. All accrued expenses associated with the Leases included in the Purchased Assets, such as electricity, gas, water, sewer, telephone, property taxes, security services and similar items, shall be prorated between Purchasers and Sellers as of the Closing Date. Purchasers and Sellers shall settle such amounts on or before forty-five days after the Closing Date.

      2.11. PASSAGE OF TITLE. Title to all Purchased Assets shall pass from the Sellers to Purchasers at Closing, subject to the terms and conditions of this Agreement. Purchasers assume no risk of loss to the Purchased Assets prior to Closing.

      2.12. CERTAIN CONSENTS. Nothing in this Agreement shall be construed as an attempt to assign any contract, agreement, Permit, franchise, or claim included in the Purchased Assets which is by its terms or in law nonassignable without the consent of the other party or parties thereto, unless such consent shall have been given, or as to which all the remedies for the enforcement thereof enjoyed by Sellers would not, as a matter of law, pass to Purchasers as an incident of the assignments provided for by this Agreement. In order, however, to provide Purchasers with the full realization and value of every contract, agreement, Permit, franchise and claim of the character described in the immediately preceding sentence and under the circumstances described in the immediately preceding sentence, Sellers agrees that on and after the Closing, they will, provided that Purchasers and Sellers split equally any out of pocket expenses at the request and under the direction of Purchasers, in the name of Sellers or otherwise as Purchasers shall specify take all reasonable action (including without limitation the appointment of the appropriate Purchasers as attorney-in-fact for Sellers) and do or cause to be done all such things as shall in the opinion of Purchasers or their counsel be necessary or proper (i) to assure that the rights of Sellers under such contracts, agreements, Permits, franchises and claims shall be preserved for the benefit of Purchasers and (ii) to facilitate receipt of the consideration to be received by Sellers in and under every such contract, agreement, Permit, franchise and claim, which consideration shall be held for the benefit of, and shall be delivered to, Purchasers. Nothing in this Section shall in any way diminish Sellers' obligations hereunder to obtain all consents and approvals and to take all such other actions prior to or at Closing as are necessary to enable Sellers to convey or assign valid title to all the Purchased Assets to Purchasers.

                                  ARTICLE III.
                REPRESENTATIONS AND WARRANTIES OF THE SELLERS

      The Sellers and the Stockholders represent and warrant, jointly and severally, to the Purchasers as follows:

      3.1. ORGANIZATION, QUALIFICATION; CAPITALIZATION. Each Seller is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has the corporate power and authority to own or lease its properties, and carry on the Business as now conducted, and each Seller has the power and authority to enter into this Agreement and the Other Agreements to which it is or is to become a party and perform its obligations hereunder and thereunder.

      3.2. AUTHORIZATION; ENFORCEABILITY. This Agreement and each Other Agreement to which the Sellers are a party have been duly executed and delivered by and constitute the legal, valid and binding obligations of the Sellers, enforceable against the Sellers in accordance with their respective terms and each Other Agreement to which the Sellers are to become a party pursuant to the provisions hereof, when executed and delivered by the Sellers, will constitute the legal, valid and binding obligation of the Sellers, enforceable against the Sellers in accordance with the terms of such Other Agreement, except as may be limited by applicable bankruptcy, insolvency, moratorium, fraudulent transfer, preference and other laws and equitable principles affecting the scope and enforcement to creditors' rights generally, and are also limited by Purchasers' implied covenants of good faith, fair dealing and commercially reasonable conduct, and by the effects of judicial discretion on the availability of remedies and realization of benefits under and enforceability of this Agreement and the Other Agreements in all respects as written.

All actions contemplated by this Agreement have been duly and validly authorized by all necessary proceedings by the Sellers.

      3.3. NO VIOLATION OF LAWS OR AGREEMENTS; CONSENTS. Neither the execution and delivery of this Agreement or any Other Agreement to which the Sellers are or are to become a party, the consummation of the transactions contemplated hereby or thereby nor the compliance with or fulfillment of the terms, conditions or provisions hereof or thereof by Sellers will: (i) contravene any provision of any Governing Document of the Sellers, (ii) conflict with, result in a breach of, constitute a default or an event of default (or an event that might, with the passage of time or the giving of notice or both, constitute a default or event of default) under any of the terms of, result in the termination of, result in the loss of any right under, or give to any other Person the right to cause such a termination of or loss under, any Purchased Asset or any other contract, agreement or instrument to which the Sellers is a party or by which any of its assets may be bound or affected, (iii) result in the creation, maturation or acceleration of any Assumed Liability or any other Liability of the Sellers (or give to any other Person the right to cause such a creation, maturation or acceleration), (iv) violate any Law or violate any judgment or order of any Governmental Body to which the Sellers is subject or by which any of the Purchased Assets or any of its other assets may be bound or affected, or (v) result in the creation or imposition of any Encumbrance upon any of the Purchased Assets or give to any other Person any interest or right therein. Except for the Landlord Consents, the provisions of the R.C. Leasehold Mortgage and as set forth on Schedule 3.3, no consent, approval or authorization of, or registration or filing with, any Person is required in connection with the execution and delivery by the Sellers of this Agreement or any of the Other Agreements to which the Sellers is or is to become a party pursuant to the provisions hereof or the consummation by the Sellers of the transactions contemplated hereby or thereby.

      3.4. FINANCIAL INFORMATION. The Sellers have previously provided to the Purchasers a balance sheet, income statement and statement of cash flows for each Seller at December 31, 1996 and for the year then ended, and income statements and statements of cash flows for the Sellers at December 31, 1995 and December 31, 1996 and for the years then ended (collectively, the "FINANCIAL STATEMENTS"). The Financial Statements: (i) have been prepared in accordance with GAAP on a consistent basis throughout the indicated periods, and (ii) fairly present the financial condition, assets and liabilities and results of operation of Sellers at the dates and for the relevant periods indicated in GAAP. All references in this Agreement to Sellers' "12-31-96 BALANCE SHEET" mean Sellers' balance sheet dated 12-31-96. The combined earnings before interest, taxes, depreciation and amortization for the Theaters for the one-year period ended September 30, 1997 is not less than $2.8 million (calculated as if concession revenues and expenses were determined without regard to the agreement with TCI).

      3.5. UNDISCLOSED LIABILITIES. The Sellers have no debt, obligation or liability, absolute, fixed, contingent or otherwise, of any nature whatsoever, whether due or to become due, including any unasserted claim, whether incurred directly or by any predecessor thereto, and whether arising out of any act, omission, transaction, circumstance, sale of goods or services, state of facts or other condition, except: (i) those reflected or reserved against on the 12-31-96 Balance Sheet in the amounts shown therein; (ii) those not required under GAAP to be reflected or reserved against in the 12-31-96 Balance Sheet that are expressly quantified and set forth in the Contracts identified pursuant to Section 3.15; (iii) those disclosed on Schedule 3.5; and (iv) those of the same nature as those set forth on the 12-31-96 Balance Sheet that have arisen in the ordinary course of business of the Company after December 31, 1996 through the date hereof, all of which have been consistent in amount and character with past practice and experience, and none of which, individually or in the aggregate, has had or will have an adverse effect on the business, financial condition or prospects of the Sellers and none of which is a liability for breach of contract or warranty or has arisen out of tort, infringement of any intellectual property rights, or violation of Law or is claimed in any pending or threatened legal proceeding.

      3.6. NO CHANGES. Since December 31, 1996, the Sellers have conducted the Business only in the ordinary course. Without limiting the generality of the foregoing sentence, since December 31, 1996, except as set forth on Schedule 3.6, there has not been any: i) adverse change in the assets, Liabilities, earning power, Business or prospects of the Sellers; ii) damage or destruction to or loss of any asset of the Sellers, whether or not covered by insurance;
iii) strike or other labor trouble at the Sellers; iv) creation of any Encumbrance on any asset of the Sellers other than any Permitted Encumbrance; v) increase in the salary, wage or bonus of any employee of any Seller; vi) asset acquisition in excess of $1000 for any individual acquisition, including capital expenditure, other than the purchase of inventory in the ordinary course of business; vii) disposition of any asset (other than inventory in the ordinary course of business) for less than fair market value; viii) any failure to pay any Liability when due; ix) creation, termination or amendment of, or waiver of any right under, any material agreement of the Sellers; or x) agreement or commitment to do any of the foregoing.

      3.7. TAXES. The Sellers have filed or caused to be filed on a timely basis, or will file or cause to be filed on a timely basis or within a timely-obtained extension, all Tax Returns that are required to be filed by it prior to or on the Closing Date, pursuant to the Law of each governmental authority with taxing power over it. The Sellers have no Liability for any Tax except Taxes disclosed on Schedule 3.7.

      3.8. CONDITION OF ASSETS; TITLE; BUSINESS. The Sellers are engaged in the Business and no other business. The Purchased Assets have been professionally maintained and are in good working order and are suitable for the purposes for which they are used in the Business. The Sellers have good, marketable and exclusive title to all of the Purchased Assets; the Purchased Assets include all assets that are necessary for use in and operation of the Business subject to the terms of the Leases; and none of the Purchased Assets is subject to any Encumbrance or impairment, whether due to its condition, utility, collectability or otherwise, other than Permitted Encumbrances. The concession stands located at the Theaters are currently owned by Theaters Confections, Inc., but shall be purchased by Sellers on or before Closing, free of any Encumbrance, and shall be included in the Purchased Assets.

      3.9. NO PENDING LITIGATION OR PROCEEDINGS. Except as disclosed on Schedule 3.9, and except for "slip and fall" cases fully covered by insurance, no action, suit, investigation, claim or proceeding of any nature or kind whatsoever, whether civil, criminal or administrative, by or before any Governmental Body or arbitrator ("LITIGATION") is pending or, to the knowledge of the Sellers, threatened against or affecting the Sellers, the Business, any of the Purchased Assets, the Assumed Liabilities, or any of the transactions contemplated by this Agreement or any Other Agreement, and there is no basis for any such Litigation. There is presently no outstanding judgment, decree or order of any Governmental Body against or affecting the Sellers, the Business, any of the Purchased Assets, the Assumed Liabilities, or any of the transactions contemplated by this Agreement or any Other Agreement. Sellers have no pending Litigation against any third party.

      3.10. CONTRACTS; COMPLIANCE. Disclosed on Schedule 3.10 and 3.12 is a brief description of each material contract, lease, indenture, mortgage, instrument, commitment or other agreement, arrangement or understanding, oral or written, formal or informal, that is included in the Purchased Assets (each, a "CONTRACT" and collectively, the "CONTRACTS"). Each Contract is the legal, valid and binding obligation of each Seller and is in full force and effect. The Sellers have performed all obligations required to be performed by them under each Contract and are not in breach or default, and are not alleged to be in breach or default, in any respect thereunder, and no event has occurred and no condition or state of facts exists (or would exist upon the giving of notice or the lapse of time or both) that would become or cause a breach, default or event of default thereunder, would give to any Person the right to cause such a termination or would cause an acceleration of any obligation thereunder. Sellers are not currently renegotiating any Contract nor has the Sellers received any notice of non-renewal or price increase or sales or production allocation with respect to any Contract.

      3.11. PERMITS; COMPLIANCE WITH LAW. Schedule 3.11 sets forth the permits, certificates, licenses, franchises, privileges, approvals, registrations and authorizations held by the Sellers (each, a "PERMIT" and collectively, "PERMITS"). The Permits are all such permits required under any applicable Law or otherwise advisable in connection with the operation of the Purchased Assets and Business. Each Permit is valid, subsisting and in full force and effect. The Sellers are in compliance with and has fulfilled and performed its obligations under each Permit held by them, and no event or condition or state of facts exists (or would exist upon the giving of notice or lapse of time or both) that could constitute a breach or default under any Permit. Sellers are not currently in violation of any Law nor have Sellers received any notice of any violation of Law, and no event has occurred or condition or state of facts exists that could give rise to any such violation. Sellers have not received any notice of non-renewal of any Permit.

      3.12. REAL PROPERTY. Schedule 3.12 identifies the real estate subject to the Leases (collectively, the "REAL PROPERTY") and identifies the record title holder of all of the Real Property. The Sellers have the right to quiet enjoyment of all Real Property in which they hold a leasehold interest for the full term, including all renewal rights, of the lease or similar agreement relating thereto. The use and operation of all Real Property conform to all applicable building, zoning, safety and subdivision Laws, Environmental Laws and other Laws, and all restrictive covenants and restrictions and conditions affecting title. The Sellers have not received any written or oral notice of assessments for public improvements against any Real Property or any written or oral notice or order by any Governmental Body, any insurance company that has issued a policy with respect to any of such properties or any board of fire underwriters or other body exercising similar functions that i) relates to violations of building, safety or fire ordinances or regulations, ii) claims any defect or deficiency with respect to any of such properties or iii) requests the performance of any repairs, alterations or other work to or in any of such properties or in the streets bounding the same. Such public utilities are all connected pursuant to valid permits, are all in good working order and are adequate to service the operations of such facilities as currently conducted and permit full compliance with all requirements of Law. Sellers have not received any written notice of any proposed, planned or actual curtailment of service of any utility supplied to any facility of the Sellers.

      3.13. ENVIRONMENTAL MATTERS.  Except as disclosed in Schedule 3.13:

      (a) COMPLIANCE; NO LIABILITY. The Sellers have operated the Business and each parcel of Real Property in compliance with all applicable Environmental Laws. Sellers are not subject to any Liability, penalty or expense (including legal fees), and no Purchasers will suffer or incur any loss, Liability, penalty or expense (including legal fees) by virtue of any violation of any Environmental Law occurring prior to the Closing, any environmental activity conducted on or with respect to any property at or prior to the Closing or any environmental condition existing on or with respect to any property at or prior to the Closing, in each case whether or not any Seller permitted or participated in such act or omission.

      (b) TREATMENT; CERCLIS. Sellers have not treated, stored, generated, recycled or disposed of any Regulated Material on any real property, and no other Person has treated, stored, recycled or disposed of any Regulated Material on any part of the Real Property. There has been no release of any Regulated Material at, on or under any Real Property. Sellers have not transported any Regulated Material or arranged for the transportation of any Regulated Material to any location that is listed or proposed for listing on the National Priorities List pursuant to Superfund, on CERCLIS or any other location that is the subject of federal, state or local enforcement action or other investigation that may lead to claims against such Sellers for cleanup costs, remedial action, damages to natural resources, to other property or for personal injury including claims under Superfund. None of the Real Property is listed or, to the knowledge of the Sellers, proposed for listing on the National Priorities List pursuant to Superfund, CERCLIS or any state or local list of sites requiring investigation or cleanup.

      (c) NOTICES; EXISTING CLAIMS; CERTAIN REGULATED MATERIALS; STORAGE TANKS. Sellers have not received any request for information, notice of claim, demand or other notification that it is or may be potentially responsible with respect to any investigation, abatement or cleanup of any threatened or actual release of any Regulated Material. Sellers are not required to place any notice or restriction relating to the presence of any Regulated Material at any Real Property or in any deed to any Real Property. Schedule 3.13(c) sets forth a list of all sites to which Sellers transported any Regulated Material for recycling, treatment, disposal, other handling or otherwise. There has been no past, and there is no pending or contemplated, claim by Sellers under any Environmental Law or Laws based on actions of others that may have impacted on the Real Property, and Sellers have not entered into any agreement with any Person regarding any Environmental Law, remedial action or other environmental Liability or expense. There are no storage tanks located on the Real Property, whether underground or aboveground.

      3.14. CUSTOMER RELATIONS. There exists no condition or state of facts or circumstances involving Sellers' customers, suppliers, distributors or representatives that Sellers can reasonably foresee could adversely affect the Business or the Purchased Assets after the Closing Date.

      3.15. TRANSACTIONS WITH RELATED PARTIES. No Related Party has any claim of any nature, including any inchoate claim, against any of the Purchased Assets or the Business. Except as expressly provided herein or in any Other Agreement or as otherwise may be mutually agreed after Closing, (i) no Related Party will at any time after Closing for any reason, directly or indirectly, be or become entitled to receive any payment or transfer of money or other property of any kind from Purchasers, and (ii) Purchasers will not at any time after Closing for any reason, directly or indirectly, be or become subject to any obligation to any Related Party; provided, however, that nothing in this Section 3.15 shall prohibit any post-closing transactions between Related Parties that do not affect the Purchasers, the Purchased Assets or the Business.

      3.16. LABOR RELATIONS. The relations of the Sellers with their employees are good. No employee of the Sellers is represented by any union or other labor organization other than IATSE Local #642, IATSE Local #645 and IATSE Local #362, and a copy of the collective bargaining agreement for such union employees has been delivered to Sellers. No representation election, arbitration proceeding, grievance, labor strike, dispute, slowdown, stoppage or other labor trouble is pending or, to the knowledge of the Sellers, threatened against, involving, affecting or potentially affecting the Sellers. No complaint against the Sellers is pending or, to the knowledge of the Sellers, threatened before the National Labor Relations Board, the Equal Employment Opportunity Commission or any similar state or local agency, by or on behalf of any employee of the Sellers. The Seller have no Liability for any occupational disease of any of its employees, former employees or others.

      3.17. INSURANCE. The Purchasers have been provided with a copy of each insurance policy as to which the Sellers are the owner, insured or beneficiary, whether on an "occurrence" or a "claims made" basis, together with a summary of such policies and copies of certificates of insurance executed by each insurer or its authorized agent evidencing such insurance.

      3.18. INTELLECTUAL PROPERTY RIGHTS. Schedule 3.18 contains a complete list and description of all of the trademark and service mark rights, applications and registrations, trade names, fictitious names, service marks, logos and brand names, copyrights, copyright applications, letters patent, patent applications and licenses of any of the foregoing owned or used by the Sellers in or applicable to the Business. The Sellers have the entire right, title and interest in and to, or has the exclusive perpetual royalty-free right to use, the intellectual property rights disclosed on Schedule 3.18 and all other processes, know-how, show-how, formulae, trade secrets, inventions, discoveries, improvements, blueprints, specifications, drawings, designs, and other proprietary rights necessary or applicable to or advisable for use in the Business ("INTELLECTUAL PROPERTY"), free and clear of all Encumbrances. Schedule
3.18  separately   discloses  all  Intellectual   Property  under  license.  The
Intellectual Property is valid and not the subject of any interference, opposition, reexamination or cancellation. To the knowledge of the Sellers, no Person is infringing upon nor has any Person misappropriated any Intellectual Property. No Sellers are infringing upon the intellectual property rights of any other Person.

      3.19. EMPLOYEE BENEFITS.

      (a) BENEFIT PLANS; SELLER PLAN. Schedule 3.19 discloses all written and unwritten "employee benefit plans" within the meaning of Section 3(3) of ERISA, and any other written and unwritten profit sharing, pension, savings, deferred compensation, fringe benefit, insurance, medical, medical reimbursement, life, disability, accident, post-retirement health or welfare benefit, stock option, stock purchase, sick pay, vacation, employment, severance, termination or other plan, agreement, contract, policy, trust fund or arrangement (each, a "BENEFIT PLAN"), whether or not funded and whether or not terminated, (i) maintained or sponsored by the Sellers, or (ii) with respect to which the Sellers have or may have Liability or is obligated to contribute, or (iii) that otherwise covers any of the current or former employees of the Sellers or their beneficiaries, or
(iv) as to which any such current or former employees or their beneficiaries participated or were entitled to participate or accrue or have accrued any rights thereunder (each, a "SELLER PLAN").

      (b) SELLERS GROUP MATTERS; FUNDING. Neither the Sellers nor any corporation that may be aggregated with the Sellers under Sections 414(b), (c),
(m) or (o) of the Code (the "SELLERS GROUP") has any obligation to contribute to or any Liability under or with respect to any Benefit Plan of the type described in Sections 4063 and 4064 of ERISA or Section 413(c) of the Code. The Sellers have no Liability, and after the Closing, no Purchasers will have any Liability, with respect to any Benefit Plan of any other member of the Sellers Group, whether as a result of delinquent contributions, distress terminations, fraudulent transfers, failure to pay premiums to the PBGC, withdrawal Liability or otherwise. No accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code) exists nor has any funding waiver from the IRS been received or requested with respect to any Seller Plan or any Benefit Plan of any member of the Sellers Group, and no excise or other Tax is due or owing because of any failure to comply with the minimum funding standards of the Code or ERISA with respect to any of such plans.

      (c) COMPLIANCE. Each Seller Plan and all related trusts, insurance contracts and funds have been created, maintained, funded and administered in all respects in compliance with all applicable Laws and in compliance with the plan document, trust agreement, insurance policy or other writing creating the same or applicable thereto. No Seller Plan is or is proposed to be under audit or investigation, and no completed audit of any Seller Plan has resulted in the imposition of any Tax, fine or penalty.

      (d) QUALIFIED PLANS. Schedule 3.19 discloses each Seller Plan that purports to be a qualified plan under Section 401(a) of the Code and exempt from United States federal income tax under Section 501(a) of the Code (a "QUALIFIED PLAN"). With respect to each Qualified Plan, a determination letter (or opinion or notification letter, if applicable) has been received from the IRS that such plan is qualified under Section 401(a) of the Code and exempt from federal income tax under Section 501(a) of the Code. No Qualified Plan has been amended since the date of the most recent such letter. No member of the Sellers Group, nor any fiduciary of any Qualified

Plan, nor any agent of any of the foregoing, has done anything that would adversely affect the qualified status of a Qualified Plan or the qualified status of any related trust.

      (e) NO DEFINED BENEFIT PLANS. No Seller Plan is a defined benefit plan within the meaning of Section 3(35) of ERISA (a "DEFINED BENEFIT Plan"). No Defined Benefit Plan sponsored or maintained by any member of the Sellers Group has been terminated or partially terminated after September 1, 1974, except as set forth on Schedule 3.19. Each Defined Benefit Plan listed as terminated on
Schedule 3.19 has met the requirement for standard termination of single-employer plans contained in Section 4041(b) of ERISA. During the five-year period ending on the Closing Date, no member of the Sellers Group has transferred a Defined Benefit Plan to a corporation that was not, at the time of transfer, related to the Sellers in any manner described in Sections 414(b),
(c), (m) or (o) of the Code.

      (f) MULTIEMPLOYER PLANS. Except as set forth on Schedule 3.19 hereto, no Seller Plan is a multiemployer plan within the meaning of Section 3(37) or
Section 4001(a)(3) of ERISA (a "MULTIEMPLOYER PLAN"). No member of the Sellers Group has withdrawn from any Multiemployer Plan or incurred any withdrawal Liability to or under any Multiemployer Plan. No Seller Plan covers any employees of any member of the Sellers Group in any foreign country or territory.

      (g) PROHIBITED TRANSACTIONS; FIDUCIARY DUTIES; POST-RETIREMENT BENEFITS. No prohibited transaction (within the meaning of Section 406 of ERISA and Section 4975 of the Code) with respect to any Seller Plan exists or has occurred that could subject the Sellers to any Liability or Tax under Part 5 of Title I of ERISA or Section 4975 of the Code. No member of the Sellers Group, nor any administrator or fiduciary of any Seller Plan, nor any agent of any of the foregoing, has engaged in any transaction or acted or failed to act in a manner that will subject the Sellers to any Liability for a breach of fiduciary or other duty under ERISA or any other applicable Law. With the exception of the requirements of Section 4980B of the Code, no post-retirement benefits are provided under any Seller Plan that is a welfare benefit plan as described in ERISA Section 3(1).

      3.20. SUBSIDIARIES AND INVESTMENTS. The Purchased Assets do not contain any shares of capital stock of or other equity interest in any corporation, partnership, joint venture or other entity.

      3.21. ADDITIONAL THEATERS. Neither Seller nor the Stockholders have any knowledge of the intention by any person to construct or open any movie theater within a five-mile radius of the Theaters.

      3.22. FINDERS FEES. Neither the Sellers nor any of its officers, directors or employees has employed any broker or finder or incurred any Liability for any brokerage fee, commission or finders' fee in connection with any of the transactions contemplated hereby or by any Other Agreement.

      3.23. SECURITIES MATTERS. Sellers and Stockholders acknowledge that they and their representatives have received and reviewed all of the documents filed by CCG through the date hereof (and on the Closing Date, through the Closing) with the Securities and Exchange Commission. Sellers and Stockholders and their representatives have had, at their discretion, an opportunity to meet with the officers CCG to discuss CCG's business. Sellers and Stockholders are each acquiring the CCG Shares for his or its own account with the intention of holding the CCG Shares for purposes of investment, and not as a nominee or agent for any other party, and not with a view to the resale or distribution of any of the CCG Shares, and no Seller or Stockholder or has any intention of selling the CCG Shares or any interest therein in violation of the federal securities laws or any applicable state securities laws. Sellers and Stockholders understand that the CCG Shares are not registered under the Securities Act of 1933, as amended (the "1933 Act"), or under any state securities laws. Each of the Sellers and Stockholders is an "accredited investor" within the meaning of that term as set forth in Rule 501 issued by the Securities and Exchange Commission under the 1933 Act.

      3.24.   HART-SCOTT-RODINO.   Neither   Sellers,   Stockholders  nor  their
affiliated entities have in excess of $100 million in assets or $100 in annual revenues.

      3.25. DISCLOSURE. None of the representations or warranties of the Sellers contained herein and none of the information contained in the Schedules referred to herein or the other information or documents furnished or to be furnished to CCG or any of its representatives by the Sellers expressly pursuant to the terms of this Agreement is false or misleading in any material respect or omits to state a fact herein or therein necessary to make the statements herein or therein not misleading in any material respect.

                                   ARTICLE IV.
                 REPRESENTATIONS AND WARRANTIES OF PURCHASERS

      As an inducement to the Sellers to enter into this Agreement and consummate the transactions contemplated hereby, the Purchasers, jointly and severally, represent and warrant to the Sellers and the Stockholders as follows:

      4.1. ORGANIZATION. Each Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has the corporate power and authority to own or lease its properties, carry on its business, enter into this Agreement and the Other Agreements to which it is or is to become a party and perform its obligations hereunder and thereunder.

      4.2. AUTHORIZATION; ENFORCEABILITY. This Agreement and each Other Agreement to which each Purchaser is a party have been duly executed and delivered by and constitute the legal, valid and binding obligations of such Purchasers, enforceable against it in accordance with their respective terms and each Other Agreement to which such Purchasers are to become a party pursuant to the provisions hereof, when executed and delivered by such Purchasers, will constitute the legal, valid and binding obligation of such Purchasers, enforceable against such Purchasers in accordance with the terms of such Other Agreement except as may be limited by applicable bankruptcy, insolvency, moratorium, fraudulent transfer, preference and other laws and equitable principles affecting the scope and enforcement to creditors' rights generally, and are also limited by Sellers' implied covenants of good faith, fair dealing and commercially reasonable conduct, and by the effects of judicial discretion on the availability of remedies and realization of benefits under and enforceability of this Agreement and the Other Agreements in all respects as written. All actions contemplated by this Agreement have been duly and validly authorized by all necessary proceedings by such Purchasers.

      4.3. NO VIOLATION OF LAWS; CONSENTS. Neither the execution and delivery of this Agreement or any Other Agreement to which any Purchaser is or is to become a party, the consummation of the transactions contemplated hereby or thereby nor the compliance with or fulfillment of the terms, conditions or provisions hereof or thereof by such Purchasers will: i) contravene any provision of any Governing Document of such Purchasers, or ii) violate any Law or any judgment or order of any Governmental Body to which such Purchasers is subject or by which any of its assets may be bound or affected. Except as set forth on Schedule 4.3 no consent, approval or authorization of, or registration or filing with, any Person is required in connection with the execution and delivery by such Purchasers of this Agreement or any of the Other Agreements to which such Purchasers is or is to become a party pursuant to the provisions hereof or the consummation by such Purchasers of the transactions contemplated hereby or thereby.

      4.4. NO PENDING LITIGATION OR PROCEEDINGS. No Litigation is pending or, to the knowledge of any Purchasers, threatened against or affecting any Purchasers in connection with any of the transactions contemplated by this Agreement or any Other Agreement to which any Purchasers is or is to become a party.

      4.5. FINDERS' FEES. No Purchasers nor any of its officers, directors or employees has employed any broker or finder or incurred any Liability for any brokerage fee, commission or finders' fee in connection with any of the transactions contemplated hereby.

      4.6. CCG SHARES. At Closing, the CCG Shares shall be duly authorized, validly issued and fully paid and non-assessable.

      4.7.  CCG FINANCIAL STATEMENTS.
        CCG's historical financial statements contained in the reports filed by it with the Securities Exchange Commission are true and correct in all material respects.

                                   ARTICLE V.
                                CERTAIN COVENANTS

      5.1. CONDUCT OF BUSINESS PENDING CLOSING. From and after the date hereof and until the Closing Date or earlier termination hereof, unless the Purchasers shall otherwise consent in writing, the Sellers shall conduct their affairs as follows:

      (a) ORDINARY COURSE; COMPLIANCE. The Business shall be conducted only in the ordinary course and consistent with past practice. Each of the Sellers shall professionally maintain their respective Purchased Assets and Assumed Liabilities in good condition and shall comply in a timely fashion with the provisions of all Contracts and Permits and its other agreements and commitments. Each of the Sellers shall preserve its Business organization intact, keep available the services of its present employees and preserve the goodwill of its suppliers, customers and others having business relations with it. Each of the Sellers shall maintain in full force and effect their policies of insurance, subject only to variations required by the ordinary operations of the Business, or else shall obtain, prior to the lapse of any such policy, substantially similar coverage with insurers of recognized standing.

      (b) TRANSACTIONS. The Sellers shall not: (i) transfer or dispose of any asset except in the ordinary course of business; (ii) enter into any contract or commitment the performance of which may extend beyond the Closing, except those made in the ordinary course of business, the terms of which are consistent with past practice; (iii) enter into any employment or consulting contract or arrangement that is not terminable at will and without penalty or continuing obligation; (iv) fail to pay any Liability or charge when due, other than Liabilities contested in good faith by appropriate proceedings; or (v) take any action or omit to take any action that will cause a breach or termination of any Permit or Contract, other than termination by fulfillment of the terms thereunder; or take any other actions that would cause the representations and warranties in this Agreement not to be true in any material respect on the Closing Date.

      (c) ACCESS, INFORMATION AND DOCUMENTS. The Sellers shall give to Purchasers and to Purchasers' employees and representatives (including accountants, actuaries, attorneys, environmental consultants and engineers) access during normal business hours to all of the properties, books, Tax Returns, contracts, commitments, records, officers, personnel and accountants (including independent public accountants and their workpapers concerning Sellers) of Sellers and shall furnish to Purchasers all such documents and copies of documents and all information with respect to the properties, Liabilities and affairs of Sellers as Purchasers may reasonably request, including but not limited to weekly reports of gross box office and concession receipts, at the same time such reports are available to Sellers' management.

      5.2. ACQUISITION PROPOSALS. The Sellers and the Stockholders shall not (nor shall they permit any of their affiliates to) directly or indirectly, solicit, initiate or encourage any inquiries or the making of any proposals from, engage or participate in any negotiations or discussions with, provide any confidential information or data to, or enter into (or authorize) any agreement or agreement in principle with any person or announce any intention to do any of the foregoing, with respect to any offer or proposal to acquire all or any part of the Sellers' assets, properties, or Business whether by merger, purchase of capital stock or assets or otherwise.

      5.3. FULFILLMENT OF AGREEMENTS. The Purchasers and Sellers shall use commercially reasonable efforts to cause all of those conditions to the obligations of the other under Article VI that are not beyond its reasonable control to be satisfied on or prior to the Closing and shall use its commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement. Without limiting the foregoing, the Sellers shall, prior to Closing, obtain the Landlord Consents and the Consents identified in Schedule 3.3.

      5.4. CERTAIN TRANSITIONAL MATTERS. The Sellers shall cooperate with and assist Purchasers and their authorized representatives in order to provide, to the extent reasonably requested by any Purchasers, an efficient transfer of control of the Purchased Assets and to avoid any undue interruption in the activities and operations of the Business following the Closing Date.

      5.5. SELLERS' EMPLOYEES. Purchasers shall have the right, but not the obligation on or after the Closing Date to employ any or all of the employees of Sellers.

      5.6. COVENANT AGAINST COMPETITION AND DISCLOSURE. To accord to Purchasers the full value of their purchase, Sellers and the Stockholders shall not, directly or indirectly, (i) for a period of five years after the Closing Date, directly or indirectly, engage or become interested in (as owner, stockholder, partner or otherwise) the operation of any movie theater within a five mile radius of the Leased Property, (ii) for a period of two years after the Closing Date, directly or indirectly, engage or become interested in (as owner, stockholder, partner or otherwise) the operation of any movie theater within a five mile radius of any theater owned directly or indirectly by CCG on the date immediately following the Closing Date, or (iii) disclose to anyone, or use in competition with any Purchasers, any information with respect to any confidential or secret aspect of the operations of the Business. It is acknowledged that stockholders, officers, and/or directors of the Sellers currently operate certain movie theaters and nothing in subsection (ii) of the previous sentence shall prohibit the Sellers from operating such theaters. The Sellers and the Stockholders acknowledge that the remedy at law for breach of the provisions of this Section 5.7 will be inadequate and that, in addition to any other remedy Purchasers may have, they will be entitled to an injunction restraining any such breach or threatened breach, without any bond or other security being required. If any court construes the covenant in this Section 5.7 or any part thereof, to be unenforceable because of its duration or the area covered thereby, the court shall have the power to reduce the duration or area to the extent necessary so that such provision is enforceable. Until the third anniversary of the Closing Date, the Sellers and the Stockholders shall not directly or indirectly solicit or offer employment to any person (other than William Andrew Nelson) who is then an employee of any Purchasers or was an employee of any Purchasers at any time after the Closing to engage in any business similar to or in competition with the business of any Seller as it has been conducted prior to Closing.

      5.7. BOOKS AND RECORDS. The Sellers shall not destroy or dispose of any books, records, and files relating to the business, properties, assets or operations of the Sellers to the extent that they pertain to the operations of the Sellers prior to the Closing Date for a period of five years from the Closing Date or for the applicable statute of limitations for any tax liability.

      5.8. PERFORMANCE OF LEASE OBLIGATIONS. From and after the Closing Date the Purchasers shall perform the obligations of the tenant under the terms of the Leases, and CCG will use its best efforts to remove Sellers and Stockholders from any post-Closing obligations under the Leases.

      5.9. BULBS. On the Closing Date, the Purchased Assets will include at a minimum (i) one functioning xenon projector bulb for each auditorium in the Theater, and (ii) six new, unused, spare xenon projector bulbs for the Parsippany Theater and five new, unused, spare xenon projector bulbs for the Succasunna Theater and Sellers shall reimburse Purchasers after Closing for the cost of any missing or non-functioning bulbs on the Closing Date.

      5.10. OFFICE SPACE. Succasunna Purchaser shall permit Stockholders to use rent free the office located on the mezzanine level of the Succasunna Theater for six months commencing on the Closing Date. Stockholders shall be responsible for all telephone charges related to their activities at such office. Stockholders shall not remove the office furniture in such office (which shall be property of Succasunna Purchaser) but may remove the file cabinets in such office.


                                   ARTICLE VI.
                       CONDITIONS TO CLOSING; TERMINATION

      6.1. CONDITIONS PRECEDENT TO OBLIGATION OF PURCHASERS. The obligation of Purchasers to proceed with the Closing under this Agreement is subject to the fulfillment prior to or at Closing of the following conditions, any one or more of which may be waived in whole or in part by Purchasers at Purchasers' sole option:

      (a) BRINGDOWN OF REPRESENTATIONS AND WARRANTIES; COVENANTS. Each of the representations and warranties of the Sellers contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on, as of and with reference to the Closing Date. The Sellers shall have performed in all respects all of the covenants and complied with all of the provisions required by this Agreement to be performed or complied with by it at or before the Closing.

      (b) LITIGATION. No statute, regulation or order of any Governmental Body shall be in effect that restrains or prohibits the transactions contemplated hereby or that would limit or adversely affect Purchasers' ownership of the Purchased Assets or assumption of the Assumed Liabilities, and except with respect to the R.C. Leasehold Mortgage there shall not have been threatened, nor shall there be pending, any action or proceeding challenging the lawfulness of or seeking to prevent or delay any of the transactions contemplated by this Agreement or any of the Other Agreements or seeking monetary or other relief by reason of the consummation of any of such transactions.

      (c) NO MATERIAL ADVERSE CHANGE. Between the date hereof and the Closing Date, there shall have been no material adverse change, regardless of insurance coverage therefor, in the Business or any of the assets, results of operations, Liabilities, prospects or condition, financial or otherwise, of the Sellers.

      (d) CLOSING CERTIFICATE. The Sellers shall have delivered a certificate, dated the Closing Date, in the form of "Exhibit I" hereto, certifying to the fulfillment of the conditions set forth in subparagraphs (a), (b) and (c) of this Section. Such certificate shall constitute a representation and warranty of the Sellers with regard to the matters therein for purposes of this Agreement.

      (e) CLOSING DOCUMENTS. Purchasers shall have received the documents referred to in Section 6.3(a). All agreements, certificates, opinions and other documents delivered by Sellers to Purchasers hereunder shall be in form and substance satisfactory to Purchasers.

      (f) DOCUMENTS CONCERNING LEASEHOLD INTERESTS. Purchasers shall have received from each lessor of each leasehold estate included in the Purchased Assets consents to assignment of leasehold interest, consents to leasehold mortgage, and estoppel certificates, and from each existing mortgagee with respect to Real Property all consents, nondisturbance agreements, and other documents as the Sellers may be entitled to under the terms of the Parsippany Lease and the Succasunna Lease.

      (g) CONSENTS. The Sellers shall have received the consents, approvals and actions of the Persons referred to in Schedule 3.3, including the Landlords' Consents.

      (h) CONCESSIONAIRE AGREEMENTS. Each Seller shall have terminated, on or prior to the Closing Date, any and all concessionaire or other agreements between such Sellers and Theaters Confections, Inc. ("TCI"), and shall have delivered to Purchasers a release granted by TCI to each of the respective Sellers from any liability under such concessionaire or other agreements.

      6.2. CONDITIONS PRECEDENT TO OBLIGATION OF SELLERS. The obligation of Sellers to proceed with the Closing under this Agreement is subject to the fulfillment prior to or at Closing of the following conditions, any one or more of which may be waived in whole or in part by Sellers at Sellers' sole option:

      (a) BRINGDOWN OF REPRESENTATIONS AND WARRANTIES; COVENANTS. Each of the representations and warranties of Purchasers contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on, as of and with reference to the Closing Date. Each Purchaser shall have performed all of the covenants and complied in all respects with all of the provisions required by this Agreement to be performed or complied with by it at or before the Closing.

      (b) LITIGATION. No statute, regulation or order of any Governmental Body shall be in effect that restrains or prohibits the transactions contemplated hereby, and there shall not have been threatened, nor shall there be pending, any action or proceeding by or before any Governmental Body challenging the lawfulness of or seeking to prevent or delay any of the transactions contemplated by this Agreement or the Other Agreements or seeking monetary or other relief by reason of the consummation of such transactions.

      (c) CLOSING CERTIFICATE. Each Purchaser shall have delivered a certificate, dated the Closing Date, in the form of "Exhibit J", certifying to the fulfillment of the conditions set forth in subparagraphs (a) and (b) of this Section. Such certificate shall constitute a representation and warranty of such Purchasers with regard to the matters therein for purposes of this Agreement.

      (d) CLOSING DOCUMENTS. Sellers shall have received the documents referred to in Section 6.3(b). All agreements, certificates, opinions and other documents delivered by

Purchasers to Sellers hereunder shall be in form and substance satisfactory to Sellers.

      6.3.  DELIVERIES AND PROCEEDINGS AT CLOSING.

      (a) DELIVERIES BY SELLERS. Sellers shall deliver or cause to be delivered to Purchasers at the Closing:

             i) For each Seller, a general warranty bill of sale and instrument of assignment to the Purchased Assets in the form of Exhibit K annexed hereto, duly executed by such Sellers.

             ii) The Assignment and Assumption of the Leases in the form of Exhibit L.

             iii) Assignments of all transferable or assignable licenses, Permits and warranties relating to the Purchased Assets and of any trademarks, trade names, patents and other Intellectual Property, duly executed and in form reasonably acceptable to Purchasers.

             iv) Certificates of the appropriate public officials to the effect that each Seller was a validly existing corporation in good standing in its state of incorporation as of a date not more than 30 days prior to the Closing Date.

             v) Incumbency and specimen signature certificates dated the Closing Date, signed by the officers of each Seller and certified by their respective Secretaries.

             vi) True and correct copies of (A) the Governing Documents (other than the bylaws) of each Seller as of a date not more than 30 days prior to the Closing Date, certified by the Secretaries of State of their respective states of incorporation and (B) the bylaws of each Seller as of the Closing Date, certified by their respective Secretaries.

             vii) Certificates of the respective Secretaries of Sellers (A) setting forth resolutions of the Board of Directors of each Seller and, if required by applicable law, the stockholders of each Seller authorizing the execution and delivery of this Agreement and the performance by such Sellers of the transactions contemplated hereby, and (B) to the effect that the Governing Documents of Sellers delivered pursuant to Section 6.3(a)(v) were in effect at the date of adoption of such resolutions, the date of execution of this Agreement and the Closing Date.

             viii)  The Voting Trust Agreement executed by each Seller.

             ix) The opinion of Alter Bartfeld & Mantel LLP, legal counsel to Sellers, in substantially the form of "Exhibit M".

             x) For each Seller, a completed New Theater Transition Form, in the form attached hereto as "Exhibit N".

             xi)  Such  other   agreements   and  documents  as  Purchasers  may
reasonably request.

      (b) DELIVERIES BY PURCHASERS. Purchasers shall deliver or cause to be delivered to Sellers at the Closing:

             i) Delivery by the Escrow Agent of the CCG Shares and a wire transfer of federal funds in accordance with Section 2.5 pursuant to complete wire transfer instructions delivered by Sellers to Purchasers in writing at least five days prior to Closing.

             ii) Certificates of the appropriate public official to the effect that each Purchaser was a validly existing corporation in its state of incorporation as of a date not more than 30 days prior to the Closing Date.

             iii) Incumbency and specimen signature certificates dated the Closing Date signed by the officers of each Purchaser and certified by their respective Secretaries.

             iv) True and correct copies of (A) the Governing Documents (other than the bylaws) of each Purchaser as of a date not more than 30 days prior to the Closing Date, certified by the Secretary of State of their respective states of incorporation and (B) the bylaws of each Purchaser as of the Closing Date, certified by their respective Secretaries.

             v) Certificate of the respective Secretaries of the Purchasers (A) setting forth resolutions of the Board of Directors of each Purchaser authorizing the execution and delivery of this Agreement and the performance by such Purchasers of the transactions contemplated hereby, certified by the Secretary of such Purchasers and (B) to the effect that the Governing Documents of Purchasers delivered pursuant to Section 6.3(b)(iv) were in effect at the date of adoption of such resolutions, the date of execution of this Agreement and the Closing Date.

             vi) The opinion of Kirkpatrick & Lockhart LLP, Purchasers' legal counsel, in substantially the form of "Exhibit O".

             vii) A Registration Rights Agreement in substantially the form of Exhibit P.

             viii)  Such   other   agreements   and  documents  as  Sellers  may
reasonably request.

      6.4.  TERMINATION.

      (a) MUTUAL CONSENT; FAILURE OF CONDITIONS. Except as provided in Section 6.4(b), this Agreement may be terminated at any time prior to Closing by: (i) mutual consent of Purchasers and Sellers; (ii) Purchasers, if any of the conditions specified in Section 6.1 hereof shall not have been fulfilled by December 15, 1997 and shall not have been waived by Purchasers; or (iii) Sellers, if any of the conditions specified in Section 6.2 hereof shall not have been fulfilled by December 15, 1997 and shall not have been waived by Sellers.

      (b) LIQUIDATED DAMAGES. In the event of termination of this Agreement by either party hereto as a consequence of a material breach hereof by the other party hereto, then such party shall be entitled to payment in lieu of damages in an amount equal to $50,000, the nature of this transaction being such as will not permit any exact determination of the damage that may be suffered by Sellers under such circumstances. The failure of any party hereto to satisfy any condition to Close hereunder not within the control of such party (such as the Landlord Consents) shall not be deemed a material breach by such party.

                                  ARTICLE VII.
                 SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

      7.1. SURVIVAL OF REPRESENTATIONS. All representations, warranties and agreements made by any party in this Agreement or pursuant hereto shall survive the Closing, but all claims for damages made by virtue of such representations, warranties and agreements shall be made under, and subject to the limitations set forth in, this Article VII, except that the representation and warranty contained in Section 4.7 shall not survive Closing.

      7.2. INDEMNIFICATION BY SELLERS AND STOCKHOLDERS. Sellers and Stockholders, jointly and severally, shall indemnify, defend, save and hold Purchasers and their officers, directors, employees, agents and Affiliates (collectively, "PURCHASERS INDEMNITEES") harmless from and against all demands, claims, allegations, assertions, actions or causes of action, assessments, losses, damages, deficiencies, Liabilities, costs and expenses (including reasonable legal fees, interest, penalties, and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing) and whether or not any such demands, claims, allegations, etc., of third parties are meritorious (collectively, "PURCHASERS DAMAGES") asserted against, imposed upon, resulting to, required to be paid by, or incurred by any Purchasers Indemnitees, directly or indirectly, in connection with, arising out of, that could result in, or which would not have occurred but for i) a breach of any representation or warranty made by any Seller in this Agreement, in any certificate or document furnished pursuant hereto by Sellers or any Other Agreement to which any Seller is or is to become a party, ii) a breach or nonfulfillment of any covenant or agreement made by any Seller in or pursuant to this Agreement and in any Other Agreement to which any Seller is or is to become a party, iii) any Retained Liability and (iv) any matter disclosed on Schedule 3.9.

      7.3. INDEMNIFICATION BY PURCHASERS. Purchasers and CCG shall indemnify, defend, save and hold Sellers and Stockholders and their officers, directors, employees, Affiliates and agents (collectively, "SELLERS INDEMNITEES") harmless from and against any and all demands, claims, actions or causes of action, assessments, losses, damages, deficiencies, Liabilities, costs and expenses (including reasonable legal fees, interest, penalties, and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing) and whether or not any such demands, claims, allegations, etc., of third parties are meritorious (collectively, "SELLERS DAMAGES") asserted against, imposed upon, resulting to, required to be paid by, or incurred by any Sellers Indemnitees, directly or indirectly, in connection with, arising out of, that could result in, or which would not have occurred but for i) a breach of any representation or warranty made by any Purchasers in this Agreement or in any certificate or document furnished pursuant hereto by any Purchasers or any Other Agreement to which any Purchasers is a party, ii) a breach or nonfulfillment of any covenant or agreement made by any Purchasers in or pursuant to this Agreement and in any Other Agreement to which any Purchasers is a party, and
iii) any Assumed Liability.

      7.4.  LIMITATIONS.

      (a) TIME PERIOD. Sellers shall be obligated to indemnify Purchasers Indemnitees and Purchasers shall be obligated to indemnify Sellers Indemnitees only for those Purchasers Damages or Sellers Damages (as the case may be) as to which any Purchasers or Sellers have given the other written notice thereof within one year after the Closing Date. Notwithstanding the foregoing limitation shall be inapplicable to Purchasers obligation to indemnify Sellers Indemnitees as a result of the Purchasers' failure to perform its obligations under the Assignment and Assumption of Leases which obligations shall remain in full force and effect until the sooner of the delivery of a release of Seller's Indemnities from any further liability under the Leases or the expiration of the Leases.

      (b) CAP. Notwithstanding anything else herein to the contrary, Sellers' obligation to indemnify Purchasers Indemnitees for any Purchasers Damages shall not exceed $750,000.

      (c) BASKET. Except with regard to any Purchasers Damages in connection with, arising out of, that could result in, or which would not have occurred but for a breach of the representations and warranties set forth in Section 3.8 hereof which Purchasers Damages shall not be subject to the limitation set forth in this Section 7.4(c), Sellers shall not be obligated to indemnify any Purchasers Indemnitee against any Purchasers Damages until the aggregate amount of the Purchasers Damages thereunder exceeds $12,500 and then only to the extent of such excess.

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

      (d) OTHER. The limitations set forth in this Section 7.4 shall not apply to Sellers Damages or Purchasers Damages arising out of fraud, Retained Liabilities, Assumed Liabilities, any breach of a representation and warranty relating to taxes or title, any matter addressed in Section 5.6 or the matters involving the Indemnification Escrow Fund.

      7.5. NOTICE OF CLAIMS. If any Purchasers Indemnitee or Sellers Indemnitee (an "INDEMNIFIED PARTY") believes that it has suffered or incurred or will suffer or incur any Purchasers Damages or Sellers Damages, as the case may be ("DAMAGES") for which it is entitled to indemnification under this Article VII, such Indemnified Party shall so notify the party or parties from whom indemnification is being claimed (the "INDEMNIFYING PARTY") with reasonable promptness and reasonable particularity in light of the circumstances then existing. If any action at law or suit in equity is instituted by or against a third party with respect to which any Indemnified Party intends to claim any Damages, such Indemnified Party shall promptly notify the Indemnifying Party of such action or suit. The failure of an Indemnified Party to give any notice required by this Section shall not affect any of such party's rights under this
Article VII or otherwise except and to the extent that such failure is actually prejudicial to the rights or obligations of the Indemnified Party.

      7.6. THIRD PARTY CLAIMS. The Indemnified Party shall have the right to conduct and control, through counsel of its choosing, the defense of any third party claim, action or suit, and the Indemnified Party may compromise or settle the same, provided that the Indemnified Party shall give the Indemnifying Party advance notice of any proposed compromise or settlement. The Indemnified Party shall permit the Indemnifying Party to participate in the defense of any such action or suit through counsel chosen by the Indemnifying Party, provided that the fees and expenses of such counsel shall be borne by the Indemnifying Party. If the Indemnified Party permits the Indemnifying Party to undertake, conduct and control the conduct and settlement of such action or suit, i) the Indemnifying Party shall not thereby permit to exist any Encumbrance upon any asset of the Indemnified Party; ii) the Indemnifying Party shall not consent to any settlement that does not include as an unconditional term thereof the giving of a complete release from liability with respect to such action or suit to the Indemnified Party; iii) the Indemnifying Party shall permit the Indemnified Party to participate in such conduct or settlement through counsel chosen by the Indemnified Party; and iv) the Indemnifying Party shall agree promptly to reimburse the Indemnified Party for the full amount of any Damages including fees and expenses of counsel for the Indemnified Party incurred after giving the foregoing notice to the Indemnifying Party and prior to the assumption of the conduct and control of such action or suit by the Indemnifying Party.

                                  ARTICLE VIII.
                                  MISCELLANEOUS

      8.1. COSTS AND EXPENSES. Purchasers, on the one hand, and Sellers and Stockholders, on the other hand, shall each pay its respective expenses, brokers' fees and commissions, and Sellers shall pay all of the pre-Closing expenses of Sellers incurred in connection with this Agreement and the transactions contemplated hereby, including all accounting, legal and appraisal fees and settlement charges. All transfer taxes incurred as a result of the transfer of the Purchased Assets shall be paid by Sellers.

      8.2. FURTHER ASSURANCES. Sellers shall, at any time and from time to time on and after the Closing Date, upon request by Purchasers and without further consideration, take or cause to be taken such actions and execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such instruments, documents, transfers, conveyances and assurances as may be required or desirable for the better conveying, transferring, assigning, delivering, assuring and confirming the Purchased Assets to Purchasers.

      8.3. NOTICES. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given or made i) the second business day after the date of mailing, if delivered by registered or certified mail, postage prepaid, ii) upon delivery, if sent by hand delivery, iii) upon delivery, if sent by prepaid courier, with a record of receipt, or iv) the next day after the date of dispatch, if sent by cable, telegram, facsimile or telecopy (with a copy simultaneously sent by registered or certified mail, postage prepaid, return receipt requested), to the parties at the following addresses:

      (a)   if to Purchasers, to:

            Clearview Cinema Group, Inc.
            7 Waverly Place
            Madison, NJ 07940
            Telecopy: (201) 377-4303
            Attention:  A. Dale Mayo, President

            with a required copy to:

            David L. Forney, Esq.
            Kirkpatrick & Lockhart LLP
            1500 Oliver Building
            Pittsburgh, PA  15222
            Telecopy: (412) 355-6501

      (b)   if to Sellers, to:

            John Nelson
            93 Hope Road
            Blairstown, New Jersey 07825

            with a required copy to:

            Arthur S. Mantel, Esq.
            Alter Bartfeld & Mantel LLP
            90 Park Avenue
            New York, NY  10016
            Telecopy: (212) 953-5061

Any party hereto may change the address to which notice to it, or copies thereof, shall be addressed, by giving notice thereof to the other parties hereto in conformity with the foregoing.

      8.4. OFFSET; ASSIGNMENT; GOVERNING LAW. Purchasers shall be entitled to offset or recoup from any amounts due to Sellers from Purchasers hereunder or under any Other Agreement (including in respect of the Promissory Notes) against any obligation of Sellers to Purchasers hereunder or under any Other Agreement. This Agreement and all the rights and powers granted hereby shall bind and inure to the benefit of the parties hereto and their respective permitted successors and assigns. This Agreement and the rights, interests and obligations hereunder may not be assigned by any party hereto without the prior written consent of the other parties hereto, except that Purchasers may make such assignments to any Affiliate of Purchasers provided that Purchasers remains liable hereunder. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey without regard to its conflict of law doctrines.

      8.5. AMENDMENT AND WAIVER; CUMULATIVE EFFECT. To be effective, any amendment or waiver under this Agreement must be in writing and be signed by the party against whom enforcement of the same is sought. Neither the failure of any party hereto to exercise any right, power or remedy provided under this Agreement or to insist upon compliance by any other party with its obligations hereunder, nor any custom or practice of the parties at variance with the terms hereof shall constitute a waiver by such party of its right to exercise any such right, power or remedy or to demand such compliance. Except as provided in Section 6.4, the rights and remedies of the parties hereto are cumulative and not exclusive of the rights and remedies that they otherwise might have now or hereafter, at law, in equity, by statute or otherwise.

      8.6. ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES. Except as set forth in this Section 8.6, this Agreement and the Schedules and Exhibits set forth all of the promises, covenants, agreements, conditions and undertakings between the parties hereto with respect to the subject matter hereof, and supersede all prior or contemporaneous agreements and understandings, negotiations, inducements or conditions, express or implied, oral or written. This Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder, except the provisions of Sections 7.2 and 7.3 relating to Purchasers Indemnitees and Sellers Indemnitees.

      8.7. SEVERABILITY. If any term or other provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced under any rule of Law in any particular respect or under any particular circumstances, such term or provision shall nevertheless remain in full force and effect in all other respects and under all other circumstances, and all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

      8.8. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall be deemed to be one and the same instrument.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                        PURCHASERS:

                                        CLEARVIEW CINEMA GROUP, INC.

                                       By:/s/ A. Dale Mayo
                                          ------------------------------------
                                            A. Dale Mayo
                                            Title:  President

                                        CCC SUCCASUNNA CINEMA CORP.

                                       By:/s/ A. Dale Mayo
                                          ------------------------------------
                                            A. Dale Mayo
                                            Title:  President

                                        CCC PARSIPPANY CINEMA CORP.

                                       By:/s/ A. Dale Mayo
                                          ------------------------------------
                                            A. Dale Mayo
                                            Title:  President


                                        SELLERS:

                                        F&N CINEMA, INC.

                                        By: /s/ John Nelson
                                           ------------------------------------
                                           Title: President

                                        ROXBURY CINEMA, INC.

                                        By:/s/ John Nelson
                                           ------------------------------------
                                            Title: President


                                        /s/ Pamela Ferman
                                        --------------------------------------
                                         Pamela Ferman

                                        /s/ Seth Ferman
                                        --------------------------------------
                                         Seth Ferman

                                        STOCKHOLDERS:

                                        /s/ John Nelson
                                        --------------------------------------
                                         John Nelson

                                        /s/ Pamela Ferman
                                        --------------------------------------
                                        Pamela Ferman
                                        STOCKHOLDERS:

                                        /s/ John Nelson
                                        --------------------------------------
                                         John Nelson

                                    SCHEDULES


SCHEDULE 2.1(a) - Succasunna Purchased Assets

SCHEDULE 2.2(a) - Parsippany Purchased Assets

SCHEDULE 3.3 - Consents

SCHEDULE 3.5 - Undisclosed Liabilities

SCHEDULE 3.6 - No Changes

SCHEDULE 3.7 - Taxes

SCHEDULE 3.9 - Litigation

SCHEDULE 3.10 - Description of Contracts

SCHEDULE 3.11 - Permits

SCHEDULE 3.12 - Description of Real Property

SCHEDULE 3.13 - Environmental Matters

SCHEDULE 3.14 - Regulated Material

SCHEDULE 3.18 - Intellectual Property Rights

SCHEDULE 3.19 - Benefit Plans; Seller Plan

SCHEDULE 4.3 - Consents

                                    EXHIBITS


EXHIBIT A - Indemnification Escrow Agreement

EXHIBIT B - Parsippany Balance Sheet

EXHIBIT C - Parsippany Lease

EXHIBIT D - Form of Promissory Note A

EXHIBIT E - Form of Promissory Note B

EXHIBIT F - Succasunna Balance Sheet

EXHIBIT G - Succasunna Lease

EXHIBIT H - Form of Voting Trust Agreement

EXHIBIT I - Form of Sellers Closing Certificate

EXHIBIT J - Form of Purchaser Closing Certificate

EXHIBIT K- Form of Bill of Sale

EXHIBIT L - Form of Assignment and Assumption of Leases

EXHIBIT M - Form of Opinion of Alter Bartfeld & Mantel LLP

EXHIBIT N - Form of New Theater Transition Form

EXHIBIT O - Form of Opinion of Kirkpatrick & Lockhart LLP

EXHIBIT P - Form of Registration Rights Agreement

[Schedules and Exhibits will be provided upon request.]



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